EXHIBIT 10.5

              FINAL SETTLEMENT AGREEMENT AND UNCONDITIONAL RELEASE

      This Final Settlement Agreement and Unconditional Release ("Settlement") is entered into between Todd E. Leonard ("Leonard"), and ProUroCare, Inc., ProUroCare Medical, Inc. and Global Internet Communications, Inc., and their divisions, operations, parents, subsidiaries, affiliates, management companies or entities, predecessors, successors, insurers, and assigns, and past and present owners, directors, stockholders, officers, trustees, agents, employees and representatives ("PUC"). The Parties have entered into this Agreement to fully and finally settle any and all differences between them that have arisen out of Leonard's employment relationship with PUC, the conclusion of that employment relationship and Case No. CT-04-007486 pending before Hennepin County District Court. The Parties have agreed to the following terms and conditions:

      1. In consideration for the promises set forth in this Settlement, PUC shall pay:

            A. Leonard a sum of $55,008.29 as reimbursement for the loss opportunity to exercise certain stock options. PUC will forward to Leonard a 1099 Form reflecting the foregoing payment. Leonard a sum of $10,000 as severance pay. PUC will forward Leonard a W-2 Form reflecting the foregoing payment.


            B. Nichols Kaster & Anderson, PLLP a sum of $54,164.01 as costs and attorneys' fees incurred in the prosecution of Case No. CT-04-007486. PUC will forward Nichols Kaster & Anderson, PLLP a 1099 Form (Tax I.D. 41-1279431) reflecting the foregoing payment.

            C. Leonard, Street and Deinard a sum of $40,827.70 as costs and attorneys' fees incurred in the prosecution of Case No. CT-04-007486. PUC will forward Leonard, Street and Deinard a 1099 Form (Tax I.D. 41-1682773) reflecting the foregoing payment.

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      2. In consideration for the terms and conditions set forth in this
Settlement, the Parties further agree to the following:

            A. Leonard agrees that his separation from employment with PUC is complete and permanent. PUC shall never reemploy Leonard. Leonard will not directly, or indirectly through a union hiring hall or temporary employment service, apply for, otherwise seek, or accept a referral for employment with PUC at any time. PUC may use this Settlement as an absolute contractual bar for rejecting any such application or referral.

            B. Except for Case No. CT-04-007486, the Parties specifically represent that they have not filed, nor will file, any claims, charges, complaints, suits, or other actions against the other Party with any federal, state or local agency or court. The Parties also agree that the other may present this Settlement as an absolute contractual bar to any claim, charge or lawsuit filed against that Party by the other Party, or on the other Party's behalf.

            C. The Parties agree that by the signing of this Settlement, they irrevocably waive, and unconditionally and forever release the other Party from, with prejudice, all damages, actions, lawsuits or claims that Party may have, whether known or unknown, whether asserted or unasserted, whether based on contract, tort, statute, ordinance, or common law, arising out of Leonard's employment with the PUC and/or the conclusion of that employment. By way of illustration, but not limitation, this includes a waiver and release of any rights or claims either Party may have under, or for, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act and any state counterpart, the Age Discrimination in Employment Act, Minnesota Human Rights Act, the Minnesota Business Corporation Act and any other state counterpart, Federal Family and Medical Leave Act and any state counterpart, all as amended; libel; slander; defamation; breach of contract; promissory estoppel; negligent hiring, retention, supervision and termination; assault; battery; negligent and intentional infliction of emotional distress; wages; bonuses; conciliation or small claims court claims; retaliation; and wrongful discharge; or any other charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, suits, rights, demands, losses, debts and/or expenses (including attorneys' fees and costs actually incurred) of any nature. This means that the Parties are giving up any and all rights they may have to sue the other Party related to, in any way, Leonard's employment with PUC and/or the conclusion of that employment. This waiver does not apply to claims or rights under the Age Discrimination in Employment Act that may arise after this Settlement is executed, nor does it apply to other rights or claims which cannot be waived by private agreement.


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            D. The Parties agree that they will not disparage or otherwise attempt to discredit each other with any media, anyone who is presently doing business with or employed by, or with anyone that could reasonably be expected to do business with or be employed by the other Party. The Parties agree not to assist or encourage in any way any individual, group of individuals or entity in bringing or pursuing a lawsuit, charge, complaint or grievance or making any other demands against the other Party. The Parties agree that in any and all future proceedings of whatever nature, they will testify truthfully and will testify against the other Party only to the extent compelled to do so by a lawful subpoena or other judicial or administrative action.

            E. The Parties understand and agree that this Agreement, including its terms, amounts and conditions, and the existence hereof, are to be kept completely confidential except as required by law or SEC required disclosure, provided herein, or in any action to enforce the terms of this Agreement. Leonard may disclose this Agreement and its contents to his tax advisors or accountants, current spouse and legal counsel, provided that any such recipient agrees to keep the information confidential. PUC may disclose this Agreement and its contents to its tax advisors and accountants, legal counsel, or those in need-to-know positions. In response to inquiries regarding Case No. CT-04-007486, the Parties will reply to the effect, "The Parties have resolved their differences."


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            F. Leonard acknowledges and agrees that the payment set forth in
Paragraph 1(A) is subject to offset, termination, cancellation or recoupment in the event that Leonard takes any action or engages in any conduct in violation of this Settlement.

            G. Leonard understands and agrees that Leonard has twenty-one (21) days from receipt of this Agreement during which Leonard can decide whether or not to enter into this Agreement. During this 21-day period, Leonard may consult with an attorney regarding all aspects of this Agreement, and agrees to the extent Leonard desires, Leonard will and/or has availed that right. Should Leonard sign this Agreement before the end of this 21-day period, Leonard represents that he has done so voluntarily and without influence by PUC. Leonard also understands that he has seven (7) days following the signing of this Agreement to revoke Leonard's agreement to waive any claims, and release PUC from any liability, under the Age Discrimination in Employment Act as described in paragraph 4 below. Leonard also understands that he has fifteen (15) calendar days following the signing of this Agreement to rescind Leonard's agreement to waive any claims, and release PUC from any liability, under the Minnesota Human Rights Act, Minn. Stat. ss. 363 as described in Paragraph 4 below. Any such revocation or rescission must be made by delivering a written notice of revocation to ProUroCare, Inc., c/o Richard Thon, One Carlson Parkway, Suite 124, Plymouth, Minnesota 55447. For any revocation or rescission to be effective, it must be received by PUC on or before the seventh (7th) or fifteenth (15th) calendar day after Leonard executes this Agreement depending upon the type of rescission or revocation sought. If sent by mail, the rescission or revocation must be: (1) postmarked within the seven (7) or fifteen
(15) day period; (2) properly addressed as set forth above; and (3) sent by certified mail, return receipt requested. Absent any such timely revocation or rescission, the portions of paragraph 4 below in which Employee waives all claims, and releases PUC from any liability, under the Age Discrimination in Employment Act and the Minnesota Human Rights Act shall become effective and enforceable.


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            H. Leonard represents that while he was employed by PUC, he did not suffer a work-related injury and is unaware of any facts or circumstances that would support a workers' compensation claim by Leonard against PUC.

            I. This Settlement does not in any way affect Leonard's interest as an indirect shareholder of PUC as an owner of Profile, LLC or as a shareholder resulting from shares of PUC purchased on a public exchange; however, paragraphs 2(A) through 2(G) above apply to the PUC's Stock Option Plan.

            J. The Parties' counsel shall execute and file the Joint Stipulation For Dismissal, attached hereto as Exhibit A.

      3. The Parties agree and understand that any claims or actions relating to this Settlement shall be brought only in the State of Minnesota. The Parties further agree that to the extent any state law shall apply to any dispute arising out of this Settlement, Minnesota law shall apply.

      4. This Settlement sets forth the entire agreement between the Parties, and fully supersedes any and all prior discussions, offers, negotiations, representations, letters, agreements or understandings between the Parties.


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      5. If any provision of, or portion thereof, this Settlement is found to be unenforceable, illegal or void by a court or agency of competent jurisdiction, the other provisions, or the remainder of the unenforceable, illegal or void provision, of this Settlement, shall remain valid and fully enforceable, and the court or agency shall interpret the remaining provisions, or insert such other terms, to effectuate the Parties' intent.

      6. The payments described in Paragraph 1 above shall be made within five
(5) business days of PUC's counsel receiving notice that Case No. CT-04-007486 has been dismissed or the latest rescission period in paragraph 2(G) expires, so long as Leonard has not timely rescinded his consent to any aspect of this Agreement, whichever is later.

      7. Leonard agrees to fully and completely indemnify and hold PUC harmless for any tax liability, penalties, back payments, and interest arising out of the payments set forth in Paragraph 1 above, ("tax costs") for Leonard's portion of the tax costs alleged to be owing by any tax agency or authority.

                                            PROUROCARE, INC., PROUROCARE
                                            MEDICAL, INC. AND GLOBAL INTERNET
                                            COMMUNICATIONS, INC.


Dated: August 1, 2005                   By: /s/ Maurice R. Taylor, II
       ----------------------               ------------------------------------
                                            Maurice R. Taylor, II

   I HAVE READ AND UNDERSTAND THE ABOVE AND VOLUNTARILY ENTER INTO THIS FINAL
                 SETTLEMENT AGREEMENT AND UNCONDITIONAL RELEASE


Dated: August 1, 2005                   By: /s/ Todd E. Leonard
       ----------------------               ------------------------------------
                                            Todd E. Leonard


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